Exhibit 99.1

                    American States Water Company
      Announces Proposed CPUC Decision to Approve Rate Increases

    SAN DIMAS, Calif.--(BUSINESS WIRE)--Nov. 1, 2007--American States Water Company (NYSE:AWR) announced that on October 26, 2007 the California Public Utilities Commission ("CPUC") issued a proposed decision to approve rate increases for the Region II water service area of its Golden State Water Company ("GSWC") unit. The written version of the decision that the CPUC approved on October 18, 2007 contained a number of errors. A proposed decision that corrects the errors will be placed on the agenda for the CPUC to approve on November 16, 2007.

    Due to delays in issuing a decision on this application, the CPUC had previously approved an interim rate increase totaling $1.2 million that became effective January 1, 2007. Based on the proposed decision issued by the CPUC on October 26, 2007, the final approved revenue increase for 2007 would total approximately $6.7 million, which is retroactive to January 1, 2007. The proposed decision authorizes GSWC to track the difference between the interim rates and the final rates approved by the CPUC and to recover the difference via a temporary surcharge. This unbilled revenue covers the period from January 1, 2007 thru the implementation of the new final rates to be approved on November 16, 2007.

    The proposed decision also changes the revenue requirement related to the adopted rates for the supply cost memorandum accounts that will also be retroactive to January 1, 2007. Accordingly, GSWC will re-calculate, among other items, the amount recorded in Region II's supply cost memorandum account based on the new rates. For the six months ended June 30, 2007, an amount of $1.3 million was recorded as an under-collection of supply costs which positively impacted earnings and increased regulatory assets for the period. We expect the amount of this under-collection to increase for the nine months ended September 30, 2007. We expect most of the under-collected amount as recorded to be reversed, partially offsetting the retroactive revenues to be recorded in the fourth quarter. Based on the proposed decision, the estimated rate increases for Region II are $4.6 million and $4.3 million for 2008 and 2009, respectively, subject to an earnings test.

    Additionally, the proposed decision also reflects rate increases of $3.3 million for 2007 to recover general office expenses allocated to Region III. Similar to Region II, the CPUC had previously approved an interim rate increase for Region III, totaling $135,000 which became effective January 1, 2007. GSWC will implement a temporary surcharge to recover the revenue difference between the interim rates implemented on January 1, 2007 and the final rates authorized by the CPUC for the period from January 1 to the implementation of the final rates to be approved on November 16, 2007.

    Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company's Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, the Company contracts with municipalities, the U.S. government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.


    CONTACT: American States Water Company
             Robert J. Sprowls
             Senior Vice President, Chief Financial Officer,
             Treasurer and Corporate Secretary
             (909) 394-3600, extension 647